News Release		(Williams Logo)

NYSE: WMB

Date:	Sept. 19, 2005

Williams Reaches Agreement to Settle ERISA Class-Action Litigation

TULSA, Okla. – Williams (NYSE:WMB) today announced that it has reached an agreement to settle litigation filed in 2002 under the Employee Retirement Income Security Act against the company, its board of directors as well as members of the company’s investment and benefits committees.

The plaintiffs are individuals who participated in the company’s 401(k) retirement plan during a period that began July 24, 2000.

The settlement, which is subject to court approval and certain other conditions, provides for Williams to pay $55 million to plaintiffs. Of that amount, $50 million is covered and will be paid by insurance.

In the lawsuit, plaintiffs alleged that the defendants breached their fiduciary duties to 401(k) plan participants related to investments in the common stock of Williams and Williams’ former subsidiary, Williams Communications Group.

As part of the settlement, plaintiffs will release all defendants from claims related directly or indirectly to the suit and company’s 401(k) plan.

The company’s 401(k) retirement plan that is, in part, the subject of today’s announced settlement continues to be under investigation by the U.S. Department of Labor.

About Williams (NYSE:WMB)
Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas. The company also manages a wholesale power business. Williams’ operations are concentrated in the Pacific Northwest, Rocky Mountains, Gulf Coast, Southern California and Eastern Seaboard. More information is at http://www.williams.com.

Contact:	Julie Gentz

Williams (media relations)

(918) 573-3053

Karl Meyer

Williams (investor relations)

(918) 573-4395

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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.